Exhibit 99.1

WEYCO ANNOUNCES RETIREMENT OF JOHN F. WITTKOWSKE AS CFO;

JUDY ANDERSON NAMED SUCCESSOR

(Milwaukee, Wisconsin---November 2, 2021) Weyco Group, Inc. (NASDAQ: WEYS) (“Weyco” or the “Company”) today announced that John F. Wittkowske (age 62), the Company’s Senior Vice President, Chief Financial Officer and Secretary, will retire effective May 6, 2022. Mr. Wittkowske will be succeeded as the Company’s Chief Financial Officer and Secretary by Judy Anderson (age 54).

Ms. Anderson will report directly to Thomas W. Florsheim, Jr., the Company’s Chairman and Chief Executive Officer. Ms. Anderson, a Certified Public Accountant, joined the Company in 1996 and has held various financial leadership roles, including, most recently, Vice President of Finance and Treasurer where she has served for the past 17 years. Prior to joining Weyco, Ms. Anderson worked within the Milwaukee audit practice of KPMG.

About Weyco Group:

Weyco Group, Inc., designs and markets quality and innovative footwear principally for men, but also for women and children, under a portfolio of well-recognized brand names including: Florsheim, Nunn Bush, Stacy Adams, BOGS, Rafters, and Forsake. The Company’s products can be found in leading footwear, department, and specialty stores, as well as on e-commerce websites worldwide. Weyco Group also operates Florsheim stores in the United States and Australia, as well as in certain international markets.

For more information, contact:

John Wittkowske

Senior Vice President and Chief Financial Officer

414-908-1880

-or-

Thomas W. Florsheim, Jr.

Chairman and Chief Executive Officer

414-908-1832